EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIENT CORPORATION

AMBIENT CORPORATION, a corporation organized under the General Incorporation Law of the State of Delaware (the “Corporation”) on June 26, 1996 under its current name, certifies as follows:

That the Corporation has not received any payment for any of its stock, and the Corporation’s Certificate of Incorporation has been amended and restated in its entirety to read as follows in accordance with sections 241 and 245 of the General Corporation Law:

“FIRST:

The name of this corporation is Ambient Corporation.

SECOND:

The registered agent and the address of the registered office in the State of Delaware are:

CorpAmerica, Inc.

1050 S. State Street

Dover, Delaware 19901

County of Kent

THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

The corporation is authorized to issue two classes of stock to be designated respectively as “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue consists of twenty million (20,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of $.001.

FIFTH:

The name and mailing address of the incorporator is as follows:

Adam T. Ettinger

Pillsbury Madison & Sutro LLP

2700 Sand Hill Road

Menlo Park, CA 94025-7020

SIXTH:

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH:

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

EIGHT:

The Corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this Corporation are granted subject to this reservation.

NINTH:

To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the forgoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal modification.”

I, THE UNDERSIGNED, being the sole incorporator, do make, file and record this Restated Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 5th day of November, 1996.

/s/ Adam T. Ettinger
Adam T. Ettinger
Incorporator

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AMBIENT CORPORATION

The undersigned, John J. Joyce, President and Chief Executive Officer of Ambient Corporation, a Delaware corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify as follows:

1.

The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 26, 1996.

2.

The first paragraph of Paragraph FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively as “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue consists of One Billion Two Hundred arid Fifty Million (1,250,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of $.001.

3.

This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 1st day of October 2007.

/s/ John J. Joyce

Name: John J. Joyce

Title: President and Chief Executive Officer